EXHIBIT 99.1

Integer Announces Retirement of Director Peter H. Soderberg

PLANO, Texas, March 02, 2020 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (“Integer”) (NYSE: ITGR) announced today that Peter H. Soderberg, after 18 years of service, has decided to retire from Integer’s Board of Directors at the conclusion of his term following the Company’s annual meeting of stockholders on May 20, 2020.

Mr. Soderberg joined the Board in March 2002. He currently serves as a member of the Audit Committee and the Technology Strategy Committee, and previously served as Chair of the Compensation and Organization Committee and the Corporate Governance and Nominating Committee.

“Peter has successfully served on our Board for nearly two decades. His leadership as a Board member and as a Chair of multiple committees has been instrumental in the growth and success of Integer from our early years as a public company through today,” said Bill Sanford, Integer Chairman of the Board. “On behalf of the stockholders and the entire Board, I thank Peter for his many years of dedication and service to Integer.”

“I was fortunate to work closely with Peter in my role as a Board member and President and Chief Executive Officer,” said Joseph Dziedzic, Integer President and CEO. “I am personally grateful for his guidance and support, and join our associates in thanking Peter for his contributions to Integer over the years.”

About Integer®

Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical, advanced surgical and orthopedics markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company’s brands include Greatbatch® Medical, Lake Region Medical™, and Electrochem™. Additional information is available at www.integer.net.

Investor Relations Tony Borowicz tony.borowicz@integer.net 716.759.5809

Media Relations Kelly Butler kelly.butler@integer.net 214.618.4216